Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated December 3, 2015 (except Note 1, as to which the date is January 13, 2016), in the Registration Statement (Form S-1) and related Prospectus of Senseonics Holdings, Inc. dated January 13, 2016.

/s/ Ernst & Young LLP

McLean, VA

January 13, 2016